Corporate Profile	ALR Technologies Inc.

November 2006	http://www.alrt.com

SYMBOL/EXCHANGE RECENT PRICE 52 WEEK RANGE SHARES OUT. SHARES FLOAT	ALRT / OTCBB $0.10 $.045 - $.22 76.1 MM 35.3 MM

Corporate Summary

ALR Technologies Inc. (OTCBB: ALRT) is a pioneer in the emerging market for the home health management and disease management industry. While medical researchers and pharmaceutical companies have been effective in developing treatments to manage many diseases and health issues, poor medication compliance at home, mainly forgetting when and which medication to take, has rendered the treatments less effective. The growing problem of patient non-adherence to medical treatments contributes to more than $140 billion dollars annually in excess health care costs. Health care costs in the US currently account for 15% of the gross domestic product and is expected to reach 25% by 2020.

ALRT has developed a technology-based "clinically proven" system, the Constant Health Companion™ to address the problem of patient non-adherence. The Constant Health Companion will serve as a medication reminder for the patients at home, monitor the patients' compliance to prescribed medical treatments and, if necessary, facilitate timely intervention by their health care providers.

At the present time, current US health management practices fall far short as patients are left largely on their own after they are discharged from the hospital, leave the medical clinic or after the case manager leaves their homes. The Constant Health Companion will enable remote and continued oversight of the patients by their health care providers. The system will provide the necessary information for health care providers to improve treatment adherence by their patients resulting in more favorable health outcomes and containment of health care costs. ALRT is focused on becoming the leader and driver of growth for the emerging health management compliance market.

With the ALRT health management products and systems, health care providers can now remind patients what to do at the appropriate times, determine patients' compliance and intervene when necessary. Improving compliance and intervening on a real time basis will result in better health outcome and reduce the overall cost of healthcare. Accordingly, use of the Constant Health Companion will realize significant return on investment. Furthermore, the Constant Health Companion system will provide valuable information for financial decision-making. Insurance providers can monitor plan members' compliance and adjust the pricing of their coverage based on adherence by the members to prescribed health management programs.

In the course of developing the Constant Health Companion over the past five years, the company has also developed other spin-off compliance reminder products such as the ALRT PC 200, and other specialized products targeting specific health care needs.

ALRT has recently completed in-market pilots and trials with patients suffering from chronic conditions such as congestive heart failure, diabetes, organ transplant, HIV/AIDS as well as with assisted living organizations and Medicaid patients. Companies that participated in the pilots reported significant return on investment and improved health outcome results. These companies are also committing to use the ALRT system in their business operations. ALRT is starting its first full manufacturing run for product delivery in January 2007.

RECENT HEADLINES

Nov 8, 2006 - ALR Tech’s Constant Hlth Companion to Fill a Serious Gap in Current Health Mgmt Practices Making Healthcare Cost Reduction a Reality

Oct 30, 2006 - Apple Patch Community Receives Invitation to Present the ALRT500 Compliance System at the 2006 Institute for Behavioral Health Informatics

Oct 23, 2006 - Heart Transplant Patient Reports Significant Results With Medication and Treatment Compliance Using the ALRT500 Home Health Management System

Oct 18, 2006 - Medicaid Asthma Patients to Utilize the ALRT500 Health Mgmt System

Aug 24, 2006 - Medicaid Group Grants PageMinder Approval for Use of ALRT500 Health Mgmt Product With Chronic Patients

In an abstract based on a Columbia University Clinical Trial, presented to the 12th World AIDS Conference in Geneva, ALRT’s earlier version of the PC100™ was shown to improve the frequency of patients taking 100% of their medication doses by 97% and to improve the frequency of patients taking 100% of their medication doses at the correct time of day by 168%, which in turn, improved the overall health outcome of the study participants.

Corporate Profile - ALR Technologies, Inc.	Page 2
Investment Highlights

Documented Emerging Marketplace
$140 billion in healthcare costs are reported due to noncompliance of medical treatments and ALRT has the answers to solve this problem. Disease Management, Health Insurance Payers and Case Management companies are now looking to find a solution for this problem. Limiting factors such as cost, ease of use, and portability have been overcome by ALRT with their system.

Industry Leader
ALRT has established itself as a pioneer in the disease management compliance marketplace, with a complete variety of medication compliance reminders and monitors. The ALRT systems can be monitored by a healthcare provider, homecare companies or family members and offer the essentials such of affordability and ease of use which are necessary to develop this market.

Significant Cost Over Competition
The marketplace clearly has tremendous potential and there are only a handful of companies trying to service it. ALRT’s products and services cost to the consumer is at least 31% lower than the next least expensive system, with the company still generating healthy margins.

Patent-pending Technology
ALRT is the only company with a Nebulizer Monitoring System; this monitoring System is patent-pending and allows the company to dominate a marketplace of 16 million people suffering from Chronic Obstructive Pulmonary Disease (COPD) as well as applicability to the millions of people who suffer from acute asthma. Patents received apply to the single button, ease of use features that are part of each of the ALRT products and systems.

Constant Health Companion™ and Monitoring Enters Commercialization Phase
ALRT has completed its internal pilot testing on the Constant Health Companion system and has now finalized in-market pilot programs with several commercial disease management and homecare service companies. The first full-scale manufacturing run is scheduled for delivery in January 2007.

History

Founded in 1998, and incorporated under the laws of the State of Nevada, the company was established to address a growing need in the disease management industry; that need being patients’ adherence with medications and other disease management activities. Noncompliance is a world-wide problem of striking magnitude. Having focused their efforts on the development of the Constant Health Companion and the Home Health System (a disease management monitoring system) the company also successfully made available the ALRT Med Reminder in 2003 soon followed by the ALRT PC100 as well as monthly reminders for veterinary pharmaceuticals for the prevention of heartworm disease in dogs and cats. The ALRT PC200, a second generation of the PC100 was designed in early 2005 in response to specific needs addressed by companies providing mail order medications and disease management services. The company has now completed development of the Constant Health Companion and monitoring system and full-scale manufacturing is to begin in the fall of 2006.

While developing the ALRT compliance system, the company has also successfully secured patent protection and patent-pending status for a series of products.

Patent	Description
Provisional Patent App. Serial No. 60/652,237	Medical Reminder Device Suited for Use with Nebulizer
Nonprovisional Patent App. Serial No. 10/462,096	Portable Programmable Medical Alert Device
Claims Benefit of Provisional Patent App. Serial No. 60/388,264	Portable Programmable Medical Alert Device
Provisional Patent App.Serial No. 60/388,264	Portable Programmable Medical Alert Device
US Patent D446,740	Ornamental Design of a Medication Alert Device in the Shape of a Heart
US Patent D446,739	Ornamental Design of a Medication Alert Device in the Shape of a Dog Bone
US Design Patent D447,074	Ornamental Design of a Medication Alert Device in the Shape of a Stylized Paw

Corporate Profile - ALR Technologies, Inc.	Page 3
Management and Directors

Sidney S. Chan
Mr. Chan, Chairman and Chief Executive Officer of ALR Technologies Inc. has made a significant contribution to the Company since first becoming involved in August 1997. He has assisted the company’s financing and its evolution into a public company. Most importantly, he has also directed the company’s product development. Mr. Chan has extensive relationships with Hong Kong area based technology and electronic manufacturers----helping assure the availability of low cost manufacturing and materials procurement. Mr. Chan is an engineer and obtained his Bachelor of Engineering (Mining) degree with distinction in Mineral Economics from McGill University in 1973.

Stan Cruitt
Stan Cruitt joined ALR Technologies as President in 2000, bringing with him more than 20 years of experience in the pharmaceutical industry. He became President at a key point in the company’s history, when ALRT was evaluating its products and considering innovative uses for medication reminders throughout the healthcare community.

Mr. Cruitt has extensive experience in the pharmaceutical industry, where he has held numerous positions ranging from serving as a marketing research analyst with Merck to top marketing and management positions with Ciba and Novartis. In 1996, Newsweek and Advertising Age recognized him as one of the top marketers in the United States. Mr. Cruitt’s experience at building brands, markets and business is a needed fit for ALRT. Mr. Cruitt received his undergraduate degree from Southern Illinois University and received academic honors during graduate study.

Jaroslav V. Tichy, Ph D
Since December, 2000, Dr. Tichy has been Vice President of Technology for the company. From 1984 through 2000, Dr. Tichy was a Systems Design Specialist with Weir-Jones Engineering Consultants Ltd. Dr. Tichy has conducted research and lectured in a wide range of areas including asynchronous switching theory, signal theory and pattern recognition. In addition, he has been involved in a number of development projects including analog, digital and mixed circuit design, digital signal processing and microprocessor and microcontroller based systems. Dr. Tichy received both his Ph.D and MSc. Degrees in Computer Technology from the Technical University in Brno Czech Republic.

Advisory Board

Michael Baumgarner, PhD
Chief Executive and President of Burke, Inc. - Dr. Baumgardner has been the President of Burke, Inc., since 1994 and CEO since 2004. Headquartered in Cincinnati, OH, Burke, Inc., is one of the premier international marketing research and consulting firms, with offices and affiliates in 40 countries.

Arnold da Silva
Vice President and General Manager, Schenker of Canada Limited - Schenker of Canada Limited is one of the leading international providers of integrated logistics and freight-forwarding services at over 1,000 locations around the world.

William Lorentz, M D
Dr. Lorentz is the Associate Chief of Professional Services at North Carolina Baptist Hospital and serves as Professor of Pediatrics of the Wake Forest University Medical School. Dr. Lorentz is also Medical Director, MedCost, Inc., a leading PPO in North Carolina.

Betsy Pearce
Vice President and Chief Operating Officer of Niblock Financial Systems, Inc. Niblock is one of the largest providers of banking equipment and financial systems software in the United States, with headquarters located in Winston-
Salem, NC.

Ronald H. Small
Vice President, Quality Outcomes and Chief Pharmacy Officer for Wake Forest University Baptist Medical Center. Ron is also Adjunct Professor of Pharmacy Practice with the University of North Carolina and Campbell schools of Pharmacy and Lecturer in Hospital Administration at Wake Forest University. Some of the many organizations he is a member of include: APhA (Fellow), ASHP (Fellow), ASPEN and ACCP. Ron has contributed to the professional body of knowledge on topics such as TQM, Pharmacoeconomics, and Pharmaceutical Care, including the concept of Continuity of Care. Ron currently serves on the Advisory Board of Premier Purchasing Partners, an organization representing over 1900 hospitals.

Corporate Profile - ALR Technologies, Inc.	Page 4
Market Potential

It is estimated that there are 110 million people in the US alone taking medications or treatments for chronic conditions. According to a 1997 Health Economics analysis by the University of Arizona’s School of Pharmacy, noncompliance of medication contributed nearly $77 billion in excess annual medical care cost. This number is thought to have exceeded $140 billion in 2004. In 2005, a New England Journal of Medicine study confirmed that 33% to 69% of medication-related hospital admissions in the US are due to poor medication adherence, with a resultant cost of approximately $100 billion a year. The rate of non-compliance for a number of chronic diseases has been documented as follows:

Condition	Non-compliance
Epilepsy	30-50%
Diabetes	40-50%
Hypertension	40%
Asthma	20%
Anticoagulants	30%

The next significant growth area in healthcare and the one area to help contain/reduce costs is health management compliance and monitoring. Currently, the marketplace for compliance monitoring is directed to heart disease and a select few of the other most severe ailments. The systems that are currently available are very narrow in their focus due to the highly targeted population, and high cost of the systems. Compliance and monitoring of health management treatments, medications and other activities have significant untapped market size potential, as awareness and the availability of affordable and user friendly effective systems are established.

In a market size of this magnitude, just a small percentage of market penetration can translate to significant market potential for ALRT products. The respiratory market potential alone includes more than 16 million people with COPD, 4 million who use a nebulizer to deliver medication to their lungs 3 to 4 times every day. Compliance with this is essential for maintaining quality of life and preventing rapid deterioration. If ALRT were to establish their nebulizer monitoring system (the company has the only nebulizer monitoring system in the world) with JUST 1% of the 4 million users of nebulizers the first year revenue would be $19 million with gross profit of approximately $14 million. With several other disease conditions having equal or greater potential, this level of revenue and profit could be achieved in multiple population groups, such as mental illness, and diabetes and heart disease.

HEALTH INSURANCE INDUSTRY
Healthcare costs in the US account for 15% of the gross domestic product and is expected to reach 25% by 2020. The insurance industry readily admits that enhanced compliance will lead to lower costs of healthcare. Currently there is no available system that can assist insurers to assess the degree of compliance to prescribed medical treatments by their plan members. The ALRT monitoring systems will provide an affordable means for the insurance provider/payers to improve targeted plan members compliance, and monitor their compliance by incorporating the Constant Health Companion and monitoring system into their program, insurance payors (corporations with self insured plans, Medicaid and Medicare) will be able to reduce costs of providing care by monitoring plan members with disease conditions where noncompliance will significantly increase healthcare costs.

Additionally, insurance payors will be able to base co-pay or plan premiums on the level of compliance or provide discounts to those who are compliant. The health insurance payer has the most to benefit in ROI through the incorporation of compliance enhancement and monitoring/intervention products and systems. Depending on the disease condition, the annual savings per targeted patient could range from several hundred dollars to several thousand dollars.

ASSISTED LIVING ORGANIZATIONS
Companies providing assisted care services are often penalized by state regulatory boards when medication errors or other noncompliance are apparent. The ALRT system will keep the caregiver compliant and thus reduce errors thereby reducing costly penalties from state funded plans. The ROI is significant and the benefits achieved are realized by the patients with improved health outcomes, by the payers with better health and reduction of cost of care, and by the assisted living company with caregiver’s job made easier and reduction in costly penalties. One medium sized national assisted living organization alone could utilize nearly 10,000 ALRT systems which would generate nearly $5 million in 12 month revenue for ALRT with 75% gross profit margin.

Corporate Profile - ALR Technologies, Inc.	Page 5
Market Potential Continued

COPD
Nearly 16 million people in the US suffer from Chronic Obstructive Pulmonary Disease or COPD; of these more than 4 million people take medication through nebulizers (a device which delivers medication with compressed air that breaks the medication particle size down and more effectively delivers the medication to the lungs). The COPD and respiratory care patients consist primarily of patients with lung failure issues related to bronchitis and emphysema. Many of these patients have to use nebulizer medications three to four times a day for the rest of their life. Health insurance providers are spending billions of dollars for case managers to look after their patients, and once the case manager has left a patient’s home, the patient once again is left on their own to administer their medication, many of times which they are non-compliant. ALRT is positioned to dominate the nebulizer market, with the only Nebulizer Monitoring System to be available, supported by pending patent protection. In addition to the COPD patients use of nebulizers, many of the millions of people who suffer from severe asthma also require the use of the nebulizer and many of the home care providers who service the COPD population also provide services to those with severe asthma.

ORGAN TRANSPLANT
There have been nearly 300,000 organ transplants over the past 10 years and more than 30,000 new transplants annually. Adherence to treatments in organ transplant patients can rapidly affect the life of the patient. The number one reason a child loses a kidney transplant is because parents forget to give the medication. ALRT can assist organ transplant patients in maintaining a rigid medication schedule. The cost of losing a transplanted organ is significant in that the health of the recipient is at risk and another transplant becomes necessary. The monetary cost can be several hundred thousand dollars per case. The ROI for the family and the health insurance provider is obvious and the benefit of a transplant center offering the monitoring system is the added value of care along with differentiation from other centers.  A pilot with an organ transplant patient commenced in February of 2006 and the ongoing results have been nearly 100% compliance and astatic users have said it has helped make their life much easier. A marketing program to all organ transplant programs in the US will begin in late fall of 2006.

MENTAL HEALTH
There are currently 44 million mental health patients being treated with medication in the US alone. The high-price of medical non-compliance of mental health patients not only affects the patients and their immediate caregivers, mental health patients suffering from bi-polar and schizophrenia and other panic disorders can also generate significant cost to society. ALRT has already generated attention with experts in the mental health industry and commercial pilots are expected to begin in first quarter of 2007.

HIV / AIDS
There are approximately 1 million patients in the US receiving treatment for HIV and AIDS. Treatment programs often involve complex regimens and adherence is essential to maintaining the health of the patient by keeping the disease in check. The ALRT compliance reminder products have already displayed their ability to enhance compliance via the Columbia University clinical trial and more recently, ALRT products have been selected for a major project for HIV patients in Kenya that is funded by the NIH (National Institute of Health), and sponsored by the University of Nairobi and the University of Washington. As the awareness of the value of the ALRT compliance reminder products become known in this population, which exceeds 40 million worldwide, marketing to the many organizations that provide assistance to this population will be launched.

OTHER MARKETS
In addition to the company’s target markets, we believe that there will be significant need for the ALRT compliance monitoring system in other disease categories which include but are not limited to 16 million patients with diabetes, 20 million patients with Asthma, and millions of patients with heart disease, congestive heart failure, coronary artery disease, diabetes, Parkinson’s disease and Alzheimer’s disease.

Corporate Profile - ALR Technologies, Inc.	Page 6
Products and Services

All of ALRT’s products are tailored towards disease management and compliance monitoring which helps to generate better health outcome to the patient and lower the overall cost of care to the provider. The products are affordable, portable, and easy to use. The patient/user does not require a PC to allow monitoring, only a phone jack; making it easy for elderly patients.

Our product line consists of Medication Reminder Devices, Compliance Monitoring Systems, Monitoring and Intervention Systems, and a Diagnostic Test Monitoring System. In addition, diagnostic data monitoring capability has already been programmed in the ALRT system and will be added to the commercial offering in the future.

Constant Health Companion™ Compliance Reminder and Monitoring System

The Constant Health Companion™ (aka ALRT500) Compliance Reminder and Monitoring System has been the primary development focus of the company, as a result of qualitative research conducted in 2000 with leaders in the healthcare industry. The Constant Health Companion is designed to manage the medical and health compliance needs for anyone suffering from a chronic condition including HIV/AIDS, diabetes, cystic fibrosis, CHF (Congestive Heart Failure) COPD, organ transplantation, and mental health.

The Constant Health Companion, not only reminds a person to take the necessary health management medications or other actions at the appropriate time(s) of day but it also displays on a LCD screen the exact actions to conduct, allows users to access critical data such as medical clinic names and phone numbers and any precautions from use of medications. The Constant Health Companion makes it possible for insurance providers, case managers and/or family members of elderly patients to monitor a patient’s proper compliance of medication and compliance of other disease management activities. The system also has proven beneficial as a reminder to caregivers in assisted living organizations - to assist the caregiver in completing the many tasks as scheduled.

The value of monitoring are many; including more timely intervention which can prevent deteriorating conditions, ER visits, etc. and prompt case managers to initiate additional behavior education and patient training on the necessity of adherence to their health management treatment regimen. A study conducted by the Missouri Medicaid Program showed a $3,400 annual reduction in cost of care for each diabetic patient using a disease management compliance reminder

ALRT Nebulizer Compliance Monitoring

ALRT is the only company that offers a nebulizer monitoring system. This system will be commercially available along with the Constant Health Companion. The Constant Health Companion connects to a custom port at the nebulizer compressor switch, and can be adapted to all types of nebulizers at minimal costs. This system monitors the use of the nebulizer by:

•	Recording time of day used
•	Recording length of time used
•	Alerting healthcare providers or caretakers when person is noncompliant
•	Allowing for timely intervention when a patient is noncompliant
•	Recording nonscheduled nebulizer events which can assist a caregiver in better understanding a patient’s behavior in using the nebulizer

Corporate Profile - ALR Technologies, Inc.	Page 7
 Products and Services Continued

ALRT PC200

The ALRT PC200 is our second generation medication reminder system and is currently available on the market. The PC200 can be customized for each patient’s need and can be programmed by their healthcare provider at the medical clinic or by their disease management provider and mailed directly to the patient. The PC200 is a stand-alone medical reminder without the attached monitoring system. This reminder system is light weight, easily transportable, and gives healthcare providers a simple tool to help keep their patients on schedule with the medication.

Specialized Products

In addition to our primary products, the company has also developed a successful line of specialized products targeting specific healthcare needs, including the Contact Lens Reminder, the 48 Hour Reminder, the Weekly Reminder, and the Monthly Reminder. These products are designed primarily for pharmaceutical manufacturers and retail distributors. Many medications are now offered for weekly administration and monthly administered medications are also now available for osteoporosis. Patients who are switched from daily to weekly or monthly are thought to have even higher prevalence of noncompliance.

A specialized product designed specifically for the veterinary pharmaceutical market, the ALRT Pet Reminder, is a medication reminder product for pet treatments and medications. By reminding the pet owner to administer a medication on schedule, the ALRT Pet Reminder can help optimize a drug's therapeutic benefit to the pet. Nearly 40 million dogs and cats in the US alone receive heartworm preventatives. The ALRT pet reminder has been shown to improve pet owner compliance with heartworm preventives by 25%. Missed doses of heartworm preventatives can result in the pet contracting this potentially deadly disease.

Competition

Although there are now a few companies offering disease management home monitoring systems, they are focused on specific population targets and most systems lack portability. Also, the ALRT system cost to the market is significantly lower than other competitors, with the company still generating very healthy margins. Competitor’s hardware costs range from $100 to $3,000.

The ALRT system is being offered at no cost for the hardware with a 12 month contract for compliance service. The compliance service fee is $40 per month with continuous monitoring, reminders and messaging. The ALRT system, in the future will also provide similar features offered by a few competitors such as linkage to diagnostic or medical equipment to record and transmit diagnostic data to medical professionals and caregivers.

The ALRT system provides many features that these competitors do not, such as compliance reminders, compliance with medications, compliance with treatments, compliance with use of nebulizers, and reminders to use diagnostic tools. Other competitors offer medication management systems that are narrowly targeted to people taking many different medications and who are at risk of overdosing or taking the incorrect medication. ALRT also offers a medication management system that reminds patients when to take their medication, the type of medication, and the dosage amount at a significantly lower cost.

A comparison chart can be found on page 8.

Corporate Profile - ALR Technologies, Inc.	Page 8
Competition Continued

Below is a comparison of the product features of current medication compliance monitoring systems on the market.

Company	Compliance Reminders	Monitoring Compliance of Meds and Treatments	Monitoring Compliance of Diagnostic Testing	Monitoring Diagnostic Data Recorded	Medication Management System	Auto Medication Delivery System	Monitoring Use of Nebulizer	Lowest Cost	Full Range of Reminder Scheduling
ALR Technologies	X	X	X	in 2007	X		X	X	X
Cybernet	X		X	X
Health Buddy	X		X	X		X
HomMed	X		X	X
Informedix	X	X	X	X	X	X
Nex Dose	X	X			X

Growth Strategy

The company’s goals are to make the ALRT compliance monitoring systems a ‘standard operating procedure’ (SOP) by health insurance payers and their contracted disease and case management companies.

Progress and results to date reveal significant recognition of need within the health insurance payer industry, the assisted living organizations and the special needs markets such as COPD, organ transplantation, diabetes and heart disease. With the aging population and increasing number of elderly due to the aging of the “boomer population” the need for the ALRT system will continue to achieve healthy growth as the boomers age. The increasing availability of disease treatment and prevention remedies creates an ever increasing need to assist the patient with the actions they require to complete on repetitive basis. The ALRT system provides ongoing support and continuing oversight of the patient where current health management practices fall short.

ALR Technologies is currently raising additional capital, which will help the company to speed up entry into the marketplace with targeted market promotions. Besides being used for sales and marketing, proceeds will be applied to manufacturing and inventory build-up, research and development and debt relief.

ALR Technologies, Inc.

Important disclaimer
This corporate profile is presented as a brief company overview for the information for investors, analysts and other parties with an interest in the Company. ALR Technologies, Inc.’s management hopes that this corporate profile encourage analysts and investors to investigate more about the Company through its Securities and Exchange Commission (SEC) filings, press releases and other public materials. This corporate profile does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. This corporate profile contains forward-looking statements, including, in particular, statements about ALR Technologies plans, strategies and prospects. These statements are based on the Company’s current assumptions, expectations and projections about future events, which are subject to a wide range of business risks. The Company encourages investors to review the information regarding the risks inherent to ALR Technologies and its industry, as described in its Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2004, copies of which are available free of charge over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at www.alrt.com. This corporate profile does not purport to be all-inclusive or to contain all of the information that a reader may desire as to the structure or the affairs of the Company. Although the Company believes that the assumptions reflected in these forward-looking statements are reasonable, the Company can give no assurance that these assumptions will prove to be correct or that financial or market forecasts, savings or other benefits anticipated in the forward-looking statements will be achieved. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those projected. The information contained in this corporate profile is only current as of October 1, 2006 and the Company undertakes no obligation to update this corporate profile. In the interest of full disclosure, we call the reader’s attention to the fact that the Mercom Capital Group, llc is an investor relations firm hired by the Company for a monthly fee of $7,500, and has earned 2,000,000 stock options of the ALRT stock. The stock options can be exercised at a price of $.25 per share. Mercom Capital Group, llc is not a registered financial advisor. Penny stocks are highly speculative and are unsuitable for all but very aggressive investors. Always consult a registered financial advisor before making any decisions.

Corporate Headquarters ALR Technologies, Inc. tel: 1.336.722.2254 e-mail: alrt@mercomcapital.com web site: www.alrt.com	Investor Relations Contact: Mercom Capital Group, llc tel: 1.512.828.6645 e-mail: alrt@mercomcapital.com web site: www.mercomcapital.com